Exhibit 10.26

A&B Draft 11.04.19

T I M E – B A S E D

R E S T R I C T E D  S T O C K  U N I T  A W A R D  C E R T I F I C A T E

Non-transferable

G R A N T  T O

___________________________

(“Grantee”)

by Comstock Holding Companies, Inc. (the “Company”) of

_______ restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

The Units are granted pursuant to and subject to the provisions of the Comstock Holding Companies, Inc. 2019 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”).  By accepting the Units and signing below, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

The Units shall vest (become non-forfeitable) in accordance with the following schedule, provided that Grantee remains in Continuous Service as a Participant on each vesting date:

Vesting Date	Percentage of Units Vested

IN WITNESS WHEREOF, Comstock Holding Companies, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

COMSTOCK HOLDING COMPANIES, INC.	GRANTEE

By:	[NAME]
Its:

Grant Date:

TERMS AND CONDITIONS

1.Vesting.  The Units have been credited to a bookkeeping account on behalf of Grantee.  The Units shall vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)as to the percentages of the Units specified on the cover page hereof, on the respective Vesting Dates specified on the cover page hereof, subject to Grantee’s Continuous Service on each vesting date;

(b)as to all of the Units, upon the occurrence of a Change in Control, if the Units are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board; or

(c)as to all of the Units, upon the occurrence of Grantee’s termination of Continuous Service without Cause or Grantee’s resignation for Good Reason, in each case within two (2) years following a Change in Control, if the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board.

If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (c) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2.Conversion to Stock.  The Units that vest upon a Vesting Date shall be converted to shares of Stock on the Vesting Date. The shares of Stock shall be registered in the name of Grantee as of the Vesting Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Vesting Date, but no later than sixty (60) days following the Vesting Date.

3.Dividend Equivalent Rights; Voting Rights.

(a)The Units are not entitled to any dividends or dividend equivalent rights.

(b)Grantee shall not have voting rights with respect to the Units.  Upon conversion of the Units into shares of Stock, Grantee shall obtain full voting rights and other rights as a shareholder of the Company.

4.No Right of Continued Service.  Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to the Company.

5.Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or liability of Grantee to any other party.  The Units are not assignable or transferable by Grantee other than by shall or the laws of descent and distribution.

6.Restrictions on Issuance of Shares.  If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units shall not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7.Payment of Taxes.  The Company has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the Units. The withholding requirement shall be satisfied by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld  in accordance with applicable tax requirements.

8.Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

9.Successors.  This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

10. Severability.  If any provision or portion of this Award Certificate shall be or become illegal, invalid or unenforceable in whole or in part for any reason, such provision shall be ineffective only to the extent of such illegality, invalidity or unenforceability without invalidating the remainder of such provision or the remaining provisions of this Award Certificate. Upon such determination that any term or other provision is illegal, invalid, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Award Certificate so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the agreements contemplated hereby are fulfilled to the extent possible.

11. Interpretation.  The headings contained in this Award Certificate are for reference purposes only and shall not affect in any way the meaning or interpretation of this Award Certificate. The language in all parts of this Award Certificate shall in all cases be construed according to its fair meaning, and not strictly for or against any party hereto. In this Award Certificate, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

12.Notice.  Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to Comstock Holding Companies, Inc. 1886 Metro Center Drive, 4th Floor, Reston, Virginia 20190; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee shall be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

13.Clawback.  The Units shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

14.Applicable Law.  The Company and Grantee agree that this Award Certificate shall be governed by and construed and interpreted in accordance with the laws of the State of Virginia without giving effect to its conflicts of law principles.